Exhibit 99.1
TranS1 Inc. Pre-Announces Q2 2009 Revenues
WILMINGTON, N.C. — July 9, 2009 (GLOBE NEWSWIRE) — TranS1 Inc. (Nasdaq:TSON) a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine, announced today that revenues for the second quarter of 2009 are expected to be approximately $7.9 to $8.0 million. This represents growth of approximately 33% over the prior year period; however, expected revenues are less than previously announced guidance of $8.7 to $9.0 million.
“Our results this quarter were impacted by increased concerns and confusion in the marketplace surrounding reimbursement for our AxiaLIF procedure, which we are addressing with increased education and support resources for our current and prospective surgeon users,” said Rick Randall, President and CEO of TranS1. “While we are disappointed that our second quarter revenues are below previously issued guidance we remain confident in our products, clinical benefits and prospects for future growth as the market for minimally invasive spine surgery continues to expand.”
The Company will provide more information when it releases second quarter results, which is expected to occur after the close of trading on July 30, 2009.
Conference Call
TranS1 will host a conference call to further discuss this announcement today at 4:00 pm EDT. To listen to the conference call on your telephone, please dial 800-289-0569 for domestic callers and 913-981-4902 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the subsequent archived recording, visit the TranS1 web site at www.trans1.com under the investor relations section.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine. TranS1 currently markets two single-level fusion products, the AxiaLIF® and the AxiaLIF 360º™, and a two-level fusion product, the AxiaLIF 2L™, in the US and Europe. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

Forward-Looking Statements
This press release includes forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, regulatory requirements, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.
CONTACT:
Investors:
TranS1 Inc.
Michael Luetkemeyer, 910-332-1700
Chief Financial Officer
or
Westwicke Partners
Mark Klausner, 443-213-0501
mark.klausner@westwicke.com
Source: TranS1 Inc.